UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2018

Green Brick Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33530	20-5952523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2805 Dallas Parkway, Suite 400 Plano, Texas	75093
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (469) 573-6755

(Former name or former address, if changed since last report)
Not Applicable

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2018, Green Brick Partners, Inc., a Delaware corporation (the “Company”), in connection with the expiration of Richard A. Costello’s prior employment agreement, entered into a new employment agreement, effective January 15, 2018, with Mr. Costello (the “Employment Agreement”). Mr. Costello has served as the Chief Financial Officer of the Company since April 2015, and prior to that was the Vice President of Finance of the Company. The Employment Agreement extends Mr. Costello’s employment as the Chief Financial Officer for an additional one year, subject to possible further extensions thereafter. The Employment Agreement establishes Mr. Costello’s annual base salary at $400,000. He is also eligible to receive an annual bonus for the fiscal year ending December 31, 2018, with a target amount equal to 100% of his annual base salary contingent upon achievement of performance goals, such as EBITDA targets, approved by the Compensation Committee of the Board of Directors (the “Committee”). Any annual bonus will be awarded under the Company’s 2014 Omnibus Equity Incentive Plan and/or annual bonus plan and may be paid partially in cash and partially in equity, as determined by the Committee in its sole discretion.

In the event that Mr. Costello’s employment is terminated by the Company without Cause (as defined in the Employment Agreement)(other than due to death or Disability (as defined in the Employment Agreement)) or Mr. Costello’s resignation for Good Reason (as defined in the Employment Agreement), subject to Mr. Costello’s execution of a release of claims in a form reasonably determined by the Company, the Company will provide Mr. Costello with severance in an amount equal to $400,000, which amount is payable in a lump sum cash payment, and a pro-rated bonus for the year in which termination occurs, which amount is payable in the year immediately following the year in which the termination occurs when the bonus would have otherwise been paid in accordance with the terms of the applicable plan (the “Pro-Rated Bonus”). If Mr. Costello’s employment terminates by reason of the expiration of the term of employment, Mr. Costello will be entitled to receive the Pro-Rated Bonus, subject to the execution of a release of claims in a form reasonably determined by the Company. The Company may require repayment of any bonus and equity-based compensation paid by the Company in a prior Company fiscal year if the Company is required to restate financial results with respect to such fiscal year due to material non-compliance with applicable financial reporting requirements. Mr. Costello is subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant in respect of employees, consultants, vendors, customers and similar business relationships of the Company and (iii) perpetual confidentiality and non-disparagement covenants.

The preceding description of the Employment Agreement is qualified in its entirety by reference to the full text of such Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, effective as of January 15, 2018, between the Company and Richard A. Costello.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BRICK PARTNERS, INC.

By:	/s/ James R. Brickman
Name:	James R. Brickman
Title:	Chief Executive Officer

Date:	January 8, 2018